Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated February 19, 2009 (June 25, 2009 as to Note 16) relating to the consolidated financial statements of LogMeIn, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007), appearing in the Prospectus, which is a part of this Registration Statement.
We also consent to the reference to us under heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
November 6, 2009